Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER SALES

AND REVISES FIRST QUARTER EARNINGS GUIDANCE

Net sales increased 16.2% to $106.6 million for the first quarter of fiscal 2007;

Comparable Store Sales increased 0.6% on a comparable store, comparable week basis;
Comparable Store Sales decreased 3.3% on a fiscal quarter basis.

SAVANNAH, GA (May 9, 2007) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the first quarter of fiscal 2007.  Total sales for the thirteen-week period ended May 5, 2007 increased 16.2% to $106.6 million compared with $91.7 million for the thirteen-week period ended April 29, 2006.  Comparable store sales increased 0.6% on a comparable store, comparable week basis.

Each quarter of fiscal 2007 starts one week later than the same quarter of 2006, due to the Company’s 2006 fiscal year having 53 weeks versus the normal 52 weeks.  This timing shift can have a significant impact on quarterly sales comparisons. The measurement of sales in comparable stores for comparable weeks above is based on sales during the thirteen weeks ended May 5, 2007 in relation to the thirteen weeks ended May 6, 2006. On a fiscal quarter basis, comparing the thirteen weeks ended May 5, 2007 with the thirteen weeks ended April 29, 2006, comparable store sales decreased 3.3%.

Sales comparisons for the first quarter of 2007 were difficult as the result of a 21% comparable store sales increase during last year’s first quarter.  In addition, unseasonably cool weather just prior to Easter, historically our second largest selling period of the year, hurt sales of Spring/Summer apparel.

The Company had previously released guidance that first quarter 2007 earnings were expected to be in a range of $0.44 to $0.49 per diluted share.  In light of the reported sales results, as well as information currently available related to operating expenses, management is revising its guidance for first quarter earnings to $0.37 to $0.40 per diluted share.  The Company expects to report full financial results for its first quarter after the market closes on May 24, 2007.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 295 stores located in 17 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Our website address is www.cititrends.com. CTRN-E

CTRN Announces First Quarter Sales

May 9, 2007

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Ed Anderson	Bruce Smith
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Executive Officer	Chief Financial Officer
	(912) 443-3705	(912) 443-2075

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